Exhibit 10.12
NATIONAL MENTOR HOLDINGS, LLC EXECUTIVE DEFERRAL PLAN
Amendment and Restatement Adopted December 30, 2008
And
Effective as of January 1, 2009.
ARTICLE 1: Establishment and Purpose
1.1 Establishment. National Mentor Holdings, LLC f/k/a National Mentor, Inc. (the “Company”) hereby amends and restates the National Mentor Holdings, LLC Executive Deferral Plan f/k/a National Mentor, Inc. Executive Deferral Plan (the “Plan”), effective as of January 1, 2009. The Plan was originally established effective as of November 1, 2003, and amended on each of October 1, 2003, August 1, 2006 and December 29, 2006.
1.2 Purpose. The purpose of the Plan is to permit designated executives of the Company to accumulate additional retirement income through a nonqualified deferred compensation plan that enables them to make Elective Deferrals in excess of those permitted under The Mentor Network 401(k) Retirement Plan (the “Qualified Plan”) and to receive matching contributions that are otherwise precluded by the provisions of that plan or by applicable law. This Plan is intended to be unfunded and maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of §§201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).
1.3 Compliance with Code § 409A. The Company intends the Plan to comply with the requirements of Code § 409A, and, in particular, the provisions of Treas. Reg. §§ 1.409A-2(a)(9)(iii) and (iv) (respecting the treatment of non-qualified plans linked to qualified plans involving deferral elections and matching contributions).
ARTICLE 2: Participation
2.1 Commencement of Participation. An Eligible Employee will become a Participant on the earliest Entry Date on which he or she (i) is eligible to participate in the Qualified Plan, (ii) is designated as a Participant by written action of the Committee, and (iii) executes and delivers a valid Salary Reduction Agreement to the Committee.
2.2 Cessation of Participation. If a Participant ceases to satisfy any of the conditions of Section 2.1, his or her participation in this Plan immediately terminates, except that the Participant’s Account will continue to be held for his or her benefit and will be distributed to him or her in accordance with Article 7. A former Participant may resume participation as of any Entry Date on which he or she again satisfies the conditions of Section 2.1.

ARTICLE 3: Accounts
3.1 Establishment of Accounts. The Company hereby establishes, for each Participant (i) a Salary Reduction Accrual Account (for the purpose of recording the current value of his or her Salary Reduction Accruals) and (ii) a Matching Contribution Accrual Account (for the purpose of recording the value of his or her Matching Contribution Accruals). All Accounts are established and maintained for the purpose of reflecting the liability of the Company to Participants. The Company is under no obligation to segregate any assets to provide for the liabilities reflected by these Accounts. If the Company elects to segregate assets pursuant to Section 4.4, the Funding Vehicle must establish and maintain separate Salary Reduction Accrual Accounts and Matching Contribution Accrual Accounts.
3.2 Valuation of Accounts. All Accounts must be valued as of each Allocation Date and as of any other Valuation Date designated by the Committee.
3.3 Special 2005 Stock Option Account. Amounts attributable to those certain options to purchase common stock of the Company granted to certain Participants and deferred into the Special 2005 Stock Option Account shall be preserved in the Participant’s Accounts. See the Second Amendment to the Plan signed July 28, 2006 and adopted as of August 1, 2006.
ARTICLE 4: Accrual of Benefits
4.1 Types of Contribution. For any Plan Year, Participants will accrue benefits in the manner described in this Section 4.1.
(a) For each Plan Year, the Company will credit each Participant’s Salary Reduction Accrual Account with the amount specified in his or her Salary Reduction Agreement for such year.
(b) For each Plan Year, the Company will credit Matching Contribution Accruals to the Matching Contribution Accrual Account of each Participant in an amount equal to the “matching contribution rate” (as defined below) multiplied by the portion of such Participant’s Salary Reduction Accrual not in excess of the then current limitation under Code Section 402(g). For purposes of this Section 4.1(b), the phrase, “matching contribution rate” means the contribution rate and compensation percentage limits for matching contributions under the Qualified Plan for the Plan Year.
(c) In addition to the mandatory Matching Contribution Accruals described in Section 4.1(b), the Company may credit additional Matching Contribution Accruals to the Matching Contribution Accrual Accounts of all Participants in any Plan Year at such rate, and at such times, as the Board determines in the sole exercise of its discretion.
4.2 Timing of Accruals. Salary Reduction Accruals under Section 4.1(a) are deemed to accrue on the date on which the Participant would otherwise have received the Compensation that he or she elected to defer. Matching Contribution Accruals described in Section 4.1(b) are deemed to accrue on the date of the Salary Reduction Accruals to which they relate. Matching Contribution Accruals described in Section 4.1(c) are deemed to accrue on the date designated (or, if no accrual date is specified, then on the date voted) by the Board.

4.3 Salary Reduction Agreements
(a) By executing a Salary Reduction Agreement with respect to a Plan Year, a Participant may elect to have Salary Reduction Accruals credited under the Plan on his or her behalf. The current salary and bonus of a Participant who executes a Salary Reduction Agreement will be reduced by the amount specified in the election, and an equal amount will be credited to and accrue under the Plan in accordance with Section 4.1. Salary Reduction Agreements must separately designate the amount of reduction of Compensation to be taken from base salary and bonuses for the Plan Year. Reductions may be expressed as a percentage or dollar amount of salary or bonuses. Salary Reduction Contributions may not be made with respect to Compensation other than salary and bonuses. A Salary Reduction Agreement becomes irrevocable as of the date specified in Section 4.3(b).
(b) A Salary Reduction Agreement with respect to any Plan Year must be executed no later than the following times:
(i) In the case of a Participant whose participation commenced in a prior Plan Year, no later than the last day of the immediately preceding Plan Year; and
(ii) In the case of Participant’s “first year of eligibility” within the meaning of Treas. Reg. § 1.409A-2(a)(7) and provided that the Participant participates in no other “account balance plan” within the meaning of Treas. Reg. § 1.409A-1(c)(2(A), within 30 days after the date on which he or she becomes eligible to participate in the Plan, such election to take effect on, and apply only with respect to compensation paid for services performed subsequent to, the next Entry Date.
No Salary Reduction Agreement may be amended or revoked after the last day on which it could have been executed, except that an agreement is automatically revoked if the Participant who executed it ceases to be eligible to participate in the Plan.
(c) With respect to any Plan Year, the amount deferred by a Participant in accordance with Section 4.3 may not exceed 100% of his or her Compensation for the year, less his or her salary reduction contributions under the Qualified Plan and any other of the Company’s fringe or other benefit plans.
4.4 Contributions to Funding Vehicle. The Company may, but is not required to, establish and make contribution of any or all amounts accrued under Section 4.1 to a Funding Vehicle. Contributions will be credited with income, expense, gains and losses in accordance with the investment experience of the Funding Vehicle. The Committee may permit Participants to direct the allocation of their Account balances among these funds established with a Funding Vehicle in accordance with rules prescribed by the Committee. The Committee may alter the available funds or the procedures for allocating Account balances among them at any time.
4.5 Status of the Funding Vehicle. Despite any other provision of this Plan, all assets held in a Funding Vehicle (including any insurance policy established or acquired for funding purposes) will at all times be and remain the property of the Company and subject to the claims of the Company’s creditors. No Participant will have any priority claim on, or security interest or other right in, any such assets or insurance policy that is superior to the rights of the Company’s general creditors.

4.7 Non-alienability. A Participant’s rights under this Plan may not be voluntarily or involuntarily assigned or alienated. If a Participant attempts to assign his or her rights or enters into bankruptcy proceedings, his or her right to receive payments under the Plan will terminate, and the Committee may apply them in whatever manner will, in its judgment, serve the best interests of the Participant.
4.6 Special Election Rights
(a) A Participant may irrevocably designate in writing, not later than the last day of the immediately preceding Plan Year (or, with respect to a Participant’s “first year of eligibility” within the meaning of Treas. Reg. § 1.409A-2(a)(7), within thirty days of the date the Participant becomes eligible to participate in the Plan, provided that the Participant participates in no other “account balance plans” within the meaning of Treas. Reg. § 1.409A-1(c)(2)(A)), a “Specified Distribution Date” (as defined in Section 4.6(b)) to apply that portion of the year’s Salary Reduction Accruals and Matching Contribution Accruals, and earnings thereon, exclusive of amounts transferred to the Qualified Plan pursuant to Article 6. Amounts with respect to which a Participant elects to exercise special election rights under this Section 4.6(a) will be distributed under Section 7.1(c) and not Sections 7.1(a) and (b).
(b) The term “Specified Distribution Date” means a fixed date that is five or more years from the date of the Participant’s election under Section 4.6(a).
4.7 Election Transitional Rule
Despite any contrary provisions of this Plan, at any time prior to December 31, 2008, a Participant may irrevocably elect, in writing on forms furnished by and delivered to the Committee, to change his or her choice of distribution options under Section 7.1(b).
ARTICLE 5: Vesting
Vesting Standards. A Participant’s interest in his or her Salary Reduction Accrual Account and Matching Contribution Accrual Account is fully vested at all times.
ARTICLE 6: Transfers and Adjustments
6.1 Transfers to Qualified Plan. As soon as practicable after the end of each Plan Year, the Committee will determine (on a percentage basis) each Participant’s “transfer amount,” which equals the excess of (i) the Elective Deferrals that the Participant could have made under the Qualified Plan without causing elective deferrals and matching contributions under the Qualified Plan to exceed the limitations of Code §§401(k)(3), 402(g), or §401(m)(2) of the Code, over (ii) any elective deferrals he or she actually contributed directly to the Qualified Plan for such year. No later than two and one-half (2 1/2) months after the end of each Plan Year, each Participant’s Salary Reduction Accrual Account will be debited by his or her transfer amount, and the Company will transfer a like amount to the Participant’s elective deferral account under the Qualified Plan. The Company shall have no discretion to retain the transfer amount in this Plan or to modify the calculation of the transfer amount for any Participant.

6.2 Debit to Matching Contribution Accrual Account. Each Participant’s Matching Contribution Accrual Account will be reduced by an amount equal to the matching contributions made on his behalf under the Qualified Plan on account of the transfer amount.
6.3 Code § 409A Restrictions. For Plan Years commencing after December 31, 2008, and except as permitted by Treas. Reg. § 1.409A-2(9)(iii) or (iv), no action or inaction by a Participant under the Qualified Plan or any other “qualified employer plan” as defined in Treas. Reg. § 1.409A-1(a)(2) with respect to any Plan Year may result in an increase in—
(i) The amount deferred under this and any other nonqualified deferred compensation plan within the meaning of Treas. Reg. § 1.409A-1(a) in which the Participant participates, other than the amounts described in Section 6.3(ii) hereof, in excess of the limits established under Code § 402(g)(1)(A), (B) and (C), or
(ii) The amount of matching contributions under this and any other nonqualified deferred compensation plan within the meaning of Treas. Reg. § 1.409A-1(a) in which the Participant participates in excess of 100% of the matching contribution that would have been made to the Participant under the Qualified Plan but for the Code’s limitations on qualified plan contributions
ARTICLE 7: Distributions
7.1 Distributions.
(a) The vested portion of a Participant’s Account (exclusive of amounts with respect to which a Participant has designated a Specified Distribution Date under Section 4.6) will be distributed to him or her as a result of his or her (i) Termination of Employment for any purpose (including with respect to his or her Normal Retirement Date or Early Retirement Date), (ii) death or (iii) Disability, whichever first occurs. The dollar amount of the distribution will be determined as of the Valuation Date coincident with or first preceding the date of distribution.

(b) Distributions under Section 7.1(a) to a Participant or, in the case of a Participant’s death, his or her Beneficiary (exclusive of amounts with respect to which a Participant has designated a Specified Distribution Date), will be made or commence to be made at the Participant’s written election (made at the time of the commencement of his or her participation and no later than the close of the period specified in Treas. Reg. § 1.409A-2(a)) either (i) in cash, in a single lump sum, or (ii) in substantially equal monthly installments for 5 years (60 installments); provided, however, that—
(i) If the Participant fails to make a timely election respecting the manner of his or her distribution under this Section 7.1(b), he or she will be deemed to have elected to receive a lump sum payment; and
(ii) Despite any other contract provision of this Plan, the Committee may, in the case of a Participant who has elected substantially equal monthly installments of 5 years under Section 7.1(b) and whose Account at the time of distribution is less than the dollar limit set forth in Code § 402(g)(1)(B) (for 2009, $16,500), instead distribute his or her Account in cash, in a single lump sum in a manner consistent with Treas. Reg. § 1.409A-3(j)(4)(v).
(c) Amounts with respect to which a Participant has designated a Specified Distribution Date will be distributed, in cash, in a single lump sum, to him or her, or, in the case of his or her death, to his or her Beneficiary, as soon as practicable following the earliest to occur of his or her (i) Specified Distribution Date, (ii) Disability, or (iii) death, as the case may be, but in no event later than the time specified in Section 7.1(d).
(d) All distributions from the Plan to Participants and Beneficiaries under Sections 7.1(a), (b) and (c) will be made as soon as practicable following the occurrence of the applicable distribution event, but not later than the latest of (i) the last day of the calendar year in which such event occurs or (ii) the 15th day of the third month following such event.
(e) Any Termination of Employment triggering payment of benefits under this Article 7 must constitute a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) before distribution of such benefits can commence. For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the part of the Participant, but shall only act as a delay until such time as a separation from service occurs.
7.2 Manner of Distribution to Minors or Incompetents. If at any time any distributee is, in the judgment of the Committee, legally, physically or mentally incapable of receiving any distribution due to him or her, the distribution will be made to the guardian or legal representative of the distributee, or, if none exists, to any other person or institution that, in the Committee’s judgment, will apply the distribution in the best interests of the intended distributee.
7.3 Election of Beneficiary
(a) When an Eligible Employee qualifies for participation in the Plan, the Committee will provide him or her with a Beneficiary designation form for the purpose of designating one or more Beneficiaries and successor Beneficiaries. A Participant may change his Beneficiary designation at any time by filing the prescribed form with the Committee. The consent of the Participant’s current Beneficiary is not required for a change of Beneficiary and no Beneficiary has any rights under this Plan except as provided by its terms. The rights of a Beneficiary who predeceases the Participant will terminate as of the Beneficiary’s death.
(b) Unless a different Beneficiary has been designated in accordance with Section 7.3(a), the Beneficiary of any Participant who is lawfully married on the date of his death is his surviving spouse. The Beneficiary of any other Participant who dies without having designated a Beneficiary is his estate.

7.4 Unforeseeable Emergencies.
(a) A Participant may request a withdrawal of all or a portion of his or her Account derived from Salary Reduction Accruals (but not from Matching Accruals) as necessary to satisfy an immediate and heavy financial need in the case of an Unforeseeable Emergency. For purposes of this Section 7.4, “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant (as defined in Code § 152, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that the resulting financial hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship or (iii) by cessation of deferrals under the Plan. The need to send a Participant’s child to college or the desire to purchase a home will not be an Unforeseeable Emergency. The Committee will determine the existence of an Unforeseeable Emergency and the manner of withdrawal in accordance with applicable law. Withdrawals made pursuant to this Section 7.4 will begin within 30 days after the date on which the Committee approves the Participant’s request for withdrawal. A distribution because of an Unforeseeable Emergency shall not exceed the amount required to satisfy the Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution, after taking into account the extent to which the Unforeseeable Emergency may be relieved through one or more of the measures described in (i), (ii) or (iii) above. The Committee may from time to time adopt additional policies or rules consistent with the requirements of Code § 409A to govern the manner in which distributions in the case of an Unforeseeable Emergency may be made so that the Plan may be conveniently administered.
ARTICLE 8: Amendment or Termination of the Plan
8.1 Company’s Right to Amend Plan. The Company, in its discretion, has the right to amend the Plan from time to time, except that no such amendment shall, without the consent of the Participant to whom deferred compensation has been credited to any Account under this Plan, adversely affect the right of the Participant (or his beneficiary) to receive payments of such deferred compensation under the terms of this Plan, nor may such amendment violate any applicable requirement of law.
8.2 Plan Termination The Company may, in its discretion, terminate the Plan at any time, however, no termination of this Plan shall alter the right of a Participant (or his beneficiary) to payments of deferred compensation previously credited to such Participant’s Account under the Plan, nor will it alter or accelerate the timing of distributions in a manner that is inconsistent with the requirements of Code § 409A(a).

ARTICLE 9: Plan Administration
9.1 The Committee. A Committee consisting of one or more persons appointed by the Board of Directors will administer the Plan. The Board may remove any member of the Committee at any time, with or without cause, and may fill any vacancy. If a vacancy occurs, the remaining member or members of the Committee have full authority to act. Any member of the Committee may resign by delivering his or her written resignation to the Board and the Committee. Any such resignation will become effective upon its receipt by the Board or on such other date as is agreed to by the Board and the resigning Committee member. The Committee acts by a majority of its members at the time in office and may take action either by vote at a meeting or by consent in writing without a meeting. The Committee may adopt such rules as it deems desirable for the conduct of its affairs and the administration of the Plan.
9.2 Powers of the Committee. In carrying out its duties with respect to the general administration of the Plan, the Committee has, in addition to any other powers conferred by the Plan or by law, the following; powers:
(i) To determine all questions relating to eligibility to participate in the Plan;
(ii) To compute and certify the amount and kind of distributions payable to Participants and their Beneficiaries;
(iii) To maintain all records necessary for the administration of the Plan;
(iv) To interpret the provisions of the Plan and to make and publish such rules for the administration of the Plan as are not inconsistent with the terms thereof;
(v) To establish and modify the method of accounting for the Plan;
(vi) To employ counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties hereunder; and
(vii) To perform any other acts necessary and proper for the administration of the Plan.
Notwithstanding the generality of the foregoing, the Committee will interpret, construe, and administer the Plan in a manner that satisfies the requirements of (a) Code § 409A(a)(2), (3) and (4), (b) Treas. Reg. § 1.409A-1 et seq., and (c) other applicable authority issued by the Internal Revenue Service and the U.S. Department of the Treasury.
9.3 Indemnification. The Company agrees to indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his action or failure to act in such capacity, excepting only expenses and liabilities arising out of his own willful misconduct. This right of indemnification is in addition to any other rights to which any member of the Committee may be entitled. Liabilities and expenses against which a member of the Committee is indemnified hereunder include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought against him or the settlement thereof. The Company may, at its own expense, settle any claim asserted or proceeding brought against any member of the Committee when such settlement appears to be in the best interests of the Company.

9.4 Claims Procedure. If a dispute arises between the Committee and a Participant or Beneficiary over the amount of benefits payable under the Plan, the Participant or Beneficiary may file a claim for benefits by notifying the Committee in writing of his claim. The Committee will review and adjudicate the claim. If the claimant and the Committee are unable to reach a mutually satisfactory resolution of the dispute, it will be submitted to arbitration under the rules of the American Arbitration Association. Each Participant agrees, by the execution of a Salary Reduction Agreement, that arbitration will be the sole means of resolving disputes arising under the Plan and waives, on behalf of himself and his Beneficiary, any fight to litigate any such dispute in a court of law.
9.5 Expenses of the Committee. The members of the Committee serve without compensation for services as such. The Company pays the expenses of the Committee.
9.6 Expenses of the Plan. The Company pays the expenses of administering the Plan.
ARTICLE 10: Definitions
10.1 Definitions. As used in this Plan, the following capitalized words and phrases have the meanings indicated, unless the context requires a different meaning:
(a) “Account” means amounts credited to a Participant under the Plan, as described in Articles 3 and 4.
(b) “Allocation Date” means the last day of each Calendar Quarter.
(c) “Beneficiary” means the person or persons designated by a Participant, or otherwise entitled, to receive any amount credited to his Account that remains undistributed at his death.
(d) “Board of Directors” or “Board” means the board of directors of the Company.
(e) “Code” means the Internal Revenue Code of 1986 as amended.
(f) “Committee” means the committee appointed in accordance with Section 9.1 to administer the Plan.
(g) “Company” means National Mentor Holdings, LLC and any subsidiaries, affiliates or successors.
(h) “Compensation” means the aggregate compensation paid to a Participant by the Company for a Plan Year, including salary, overtime pay, commissions, bonuses and all other items that constitute wages within the meaning of Code §3401(a) or are required to be reported under Code §§6041(d), 6051(a)(3) or 6052. Compensation also includes Salary Reduction Accruals under this Plan and any Elective Deferrals under cash-or-deferred arrangements or cafeteria plans that are not includible in gross income by reason of Code §125 or Code §402(a)(8) but does not include any other amounts contributed pursuant to, or received under, this Plan or any other plan of deferred compensation. Compensation excludes all stock option transactions, relocation reimbursements, and automobile allowances.

(i) “Disability” means that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the Company’s employees.
(j) “Early Retirement Date” means the later of (i) the date on which a Participant attains age 59 1/2 or (ii) his or her completion of ten (10) Years of Service.
(k) “Effective Date” means November 1, 2003, the date on which this Plan went into effect.
(l) “Eligible Employee” means an employee of the Company who is a key member of the Company’s management or a highly compensated employee within the meaning of ERISA §§201(2), 301(a)(3) and 401(a)(1).
(m) “Entry Date” means January 1st, April 1st, July 1st or October 1st of each Plan Year.
(n) “Funding Vehicle” means a trust or insurance polices, if any, which are established or acquired by the Company to hold amounts accrued by the Company in accordance with Section 4.4.
(o) “Matching Contribution Accrual” means an amount credited to a Participant’s Account in accordance with Section 4.1(b).
(p) “Matching Contribution Accrual Account” means the account established to record Matching Contribution Accruals on a Participant’s behalf.
(q) “Normal Retirement Date” means a Participant’s sixty-fifth (65th) birthday.
(r) “Participant” means any Eligible Employee who satisfies the conditions for participation in the Plan set forth in Section 2.1.
(s) “Plan” means the National Mentor Holdings, LLC Executive Deferral Plan, as set forth in this document and as amended from time-to-time.
(t) “Plan Year” means the accounting year of the Plan, which ends on December 31st.

(u) “Qualified Plan” means The Mentor Network 401(k) Retirement Plan, as from time-to-time amended.
(v) “Salary Reduction Accrual” means an amount credited to the Salary Reduction Accrual Account pursuant to a Salary Reduction Agreement.
(w) “Salary Reduction Accrual Account” means the account established to record Salary Reduction Accruals authorized by Participants under the terms of this Plan.
(x) “Salary Reduction Agreement” means an agreement between a Participant and the Company, under which the Participant agrees to a reduction in his Compensation and the Company agrees to credit him with Salary Reduction Accruals under this Plan.
(y) “Termination of Employment” means a Participant’s or former Participant’s separation from the service of the Company (including all affiliates of the Company) by reason of his or her resignation, retirement, or other discharge.
(z) “Valuation Date” means any Allocation Date and any other date as of which the value of Participants’ Accounts is determined.
ARTICLE 11: Miscellaneous
11.1 Plan Not a Contract of Employment. The adoption and maintenance of the Plan does not constitute a contract between the Company and any Participant and is not a consideration for the employment of any person. Nothing herein contained gives any Participant the right to be retained in the employ of the Company or derogates from the right of the Company to discharge any Participant at any time without regard to the effect of such discharge upon his rights as a Participant in the Plan.
11.2 Undefined Terms. Unless the context clearly requires another meaning, any term not specifically defined in this Plan is used in the sense given to it by the Qualified Plan.
11.3 Headings. The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Plan.
11.4 Singular and Plural. Unless clearly inappropriate, singular terms refer also to the plural number and vice versa.
11.5 Severability. If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and to be construed and enforced in accordance with the purposes of the Plan as if the illegal or invalid provision did not exist.

11.6 No Additional Rights Under Plan. Nothing in this Plan, express or implied, is intended, or shall be construed, to confer upon or give to any person, firm, association, or corporation, other than the parties hereto and their successors in interest, any right, remedy, or claim under or by reason of this Plan or any covenant, condition, or stipulation hereof, and all covenants, conditions and stipulations in this Plan, by or on behalf of any party, are for the sole and exclusive benefit of the parties.
11.7 Governing Law. The laws of the Commonwealth of Massachusetts govern the construction and operation of this Plan.
11.8 No Guarantee of Tax Consequences. No person connected with this Plan, including but not limited to the Company or its officers, agents or employees makes any representation, commitment or guarantee with respect to the Federal, state or local income, estate and/or gift tax treatment of any benefit paid hereunder including, without limitation, Section 409A of the Code.
EXECUTED this 30th day of December, 2008.

National Mentor Holdings, LLC
By:	/s/ Denis Holler